Exhibit 99.1
Park Sterling Corporation Announces
Second Quarter 2011 Results
Charlotte, NC — July 28, 2011 — Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the second quarter of 2011. Highlights for the quarter include:
Second Quarter Highlights:
•	Nonperforming loans decreased $7.7 million, or 22%, compared to the first quarter of 2011 to $27.6 million, or 7.25% of total loans
•	Nonperforming assets decreased $4.2 million, or 11%, compared to the first quarter of 2011 to $32.6 million, or 5.34% of total assets
•	Provision for loan losses decreased $1.2 million, or 27%, to $3.2 million compared to the first quarter of 2011
•	Net charge-offs decreased $1.4 million, or 27%, to $3.7 million, or 3.93% of average loans (annualized), compared to $5.1 million, or 5.27% of average loans (annualized), in the first quarter of 2011
•	Net interest income decreased slightly to $3.8 million compared to $4.0 million in the first quarter of 2011
•	Capital levels remain strong as tangible common equity as a percentage of tangible assets increased slightly to 28.43% from 27.81% in the first quarter of 2011
•
Net loss of $3.1 million, or $0.11 per diluted share, compared to a net loss of $2.9 million, or $0.10 per diluted share, in the first quarter of 2011 and net income of $173,000, or $0.03 per diluted share, in the second quarter of 2010

•
Excluding pre-tax, merger-related expenses of $632,000 in the second quarter of 2011 and $75,000 in the first quarter of 2011, the net loss narrowed to $2.7 million, or approximately $0.10 per diluted share, compared to $2.8 million, or approximately $0.10 per diluted share in the first quarter of 2011

Business Highlights:
•
Opened loan production offices in the Upstate region of South Carolina and in the Research Triangle region of North Carolina, adding in-market, veteran bankers to develop opportunities in these attractive growth markets

•	Received regulatory approval and opened de novo branch in Charleston, South Carolina, adding in-market, veteran bankers and customer service personnel
•	Established newly formed Asset Based Lending (ABL) business through hiring of experienced team, which represents an attractive growth and business line diversification opportunity
•	Continued to prepare for consummation and integration of the Community Capital Corporation (“Community Capital”) merger, which is expected to close in the third quarter
“The second quarter was marked by significant progress in advancing our growth strategy and working through our problem assets,” said Jim Cherry, Chief Executive Officer. “Park Sterling’s organic growth initiatives accelerated during the second quarter with the addition of veteran, in-market bankers in the dynamic markets of Charleston, South Carolina, Upstate region of South Carolina and Research Triangle region of North Carolina. Each of these markets is home to a multitude of operating companies and commercially oriented businesses. In addition, our newly formed ABL business, which will operate out of Greenville, South Carolina, will help drive growth and further diversify our loan portfolio across the franchise. As a result of these actions and the strong business development pipeline we are already seeing, we anticipate accelerated loan growth during the second half of 2011.

Park Sterling’s credit quality continues to improve as non-performing assets, the provision for loan losses, and net charge-offs decreased on a sequential basis, as expected. While some unevenness in the level of nonperforming loans is possible during the second half of this year, we are optimistic that we are on track for continued improvement in our asset quality as well as a reduction in credit-related expenses during the remainder of 2011.
We have made significant investments in our franchise during the first half of 2011, and expect the pace of those investments to slow during the second half of 2011. Accordingly, we believe that our normalized operating expenses, excluding merger-related items, will plateau near current levels over the next two quarters. We also anticipate lower net charge-offs and provision for loan losses over the second half of the year compared to the first six months.
Our near-term focus on the mergers and acquisitions front continues to be the successful consummation and integration of our partnership with Community Capital. Nevertheless, we believe there are many prospects across Virginia and the Carolinas, driven in part by the continuing uncertain regulatory and economic environment, and we remain active in seeking attractive opportunities for Park Sterling.”
Second Quarter 2011 Financial Highlights
Asset Quality
Nonperforming loans, which included $1.6 million in loans under contract for sale and $2.0 million in successfully remediated troubled debt restructurings (TDRs), decreased $7.7 million, or 22%, to $27.6 million, or 7.25% of total loans, compared to $35.2 million, or 9.07% of total loans, as of March 31, 2011. Nonperforming assets decreased $4.2 million, or 11%, to $32.6 million, or 5.34% of total assets, down from $36.8 million, or 5.85% of total assets, as of March 31, 2011.
The provision for loan losses decreased $1.2 million, or 27%, to $3.2 million, compared to the first quarter of 2011. Net charge-offs decreased $1.4 million, or 27%, to $3.7 million, representing 3.93% of average loans on an annualized basis, compared to $5.1 million, or 5.27% of average loans (annualized) in the prior quarter. The allowance for loan losses was $11.3 million, or 2.96% of total loans at June 30, 2011, a decrease of $491,000 from $11.8 million, or 3.03% of total loans, at March 31, 2011. This decrease in the allowance resulted from positive credit quality trends in the loan portfolio. The allowance represented 40.91% of nonperforming loans (including TDRs) at June 30, 2011 up from 33.41% at March 31, 2011.
Net Interest Income and Net Interest Margin
Net interest income decreased slightly to $3.8 million compared to $4.0 million in the first quarter of 2011, and the net interest margin decreased 7 basis points during the same time period to 2.60%. The decrease in the net interest margin related in part to a 3% decrease in average loan balances, resulting from the resolution of problem credits and a managed decrease in construction and development exposure to improve the loan mix. It was also impacted by a $170 thousand decrease in swap income from a matured portfolio hedge and a negative $88 thousand mark from a forward-starting swap (the then prevailing mark on which will reverse out when the associated loan closes and is marked at fair value in the fourth quarter of 2011). These negative factors were partially offset by a 16 basis point improvement in funding costs as a result of improved deposit mix and pricing.

Compared to the second quarter of 2010, net interest income increased slightly to $3.8 million from $3.7 million, and the net interest margin decreased 65 basis points during the same time period. Partially offsetting the decrease in the net interest margin was the $89.3 million increase in average taxable investment securities, resulting from the utilization of net proceeds of $140.2 million from the common stock offering completed during the third quarter of 2010.
Noninterest Income
Noninterest income, which remains modest, decreased $28,000 compared to the first quarter of 2011 and increased $20,000 compared to the second quarter of 2010. The sequential decline in noninterest income primarily related to the absence of gains on the sale of automobiles recorded in the first quarter of 2011. The year over year increase in noninterest income was primarily due to higher NSF fees and deposit service charges.
Noninterest Expense
Noninterest expense increased $1.2 million, or 29%, to $5.5 million compared to $4.2 million in the first quarter of 2011. This increase in noninterest expense included $557,000 in incremental merger related expenses and $68,000 in incremental costs associated with becoming a new public company, both of which related primarily to legal and professional fees. The increase also included $334,000 in incremental costs associated with the new de novo offices and ABL capabilities, related primarily to personnel and occupancy costs. Positive items included a $96,000 decrease in FDIC insurance premiums and a $142,000 decrease in OREO-related expenses.
Compared to the second quarter of 2010, expenses increased $3.0 million, primarily due to increased salaries and employee benefits related to the management expansion that occurred during the second half of 2010 and the addition of new employees during the first half of 2011. Also impacting the increase in noninterest expense were higher costs related to being a newly public company, merger related expenses resulting from the Community Capital acquisition, and an increase in OREO-related expenses due to the addition of nonperforming assets resulting from the deterioration in our loan portfolio that began during the second half of 2010.
Balance Sheet and Capital
Total assets decreased $17.7 million, or 3%, compared to the first quarter of 2011, primarily due to a $7.8 million reduction in loan balances. Compared to the second quarter of 2010, total assets grew $122.3 million, or 25%, resulting from an increase in the securities portfolio as proceeds from the initial public offering were invested during the third and fourth quarters of 2010.
Compared to the first quarter of 2011, total loans decreased $7.8 million, or 2%, to $380.4 million, primarily due to a 2% reduction in income-producing commercial real estate loans and a 15% decrease in construction and development loans (both commercial and residential). These declines were partially offset by a 6% increase in combined commercial and industrial and owner-occupied loans and a 5% increase in home equity lines of credit. Compared to the second quarter of 2010, total loans decreased $19.0 million, or 5%, resulting from a 43% decrease in construction and development loans. Partially offsetting this decrease was a 7% increase in income producing commercial real estate loans, a 9% increase in combined commercial and industrial and owner-occupied loans, a 4% increase in residential mortgages and a 3% increase in home equity lines of credit. Total exposure to construction and development loans decreased to 19% of gross loans, down from 21% in the first quarter of 2011 and 31% in the second quarter of 2010.

Total deposits decreased $17.6 million, or 4%, compared to the first quarter of 2011. This decrease in deposits was primarily due to a managed 10% decrease in time deposits, as management both allowed higher-priced special rates to roll-off and reduced brokered deposits. The decrease was offset by a 3% increase in money market, NOW and savings deposits, and a 14% increase in demand deposits. Compared to the second quarter of 2010, total deposits decreased $7.9 million, or 2%, resulting from a 22% decrease in time deposits, offset by a 77% increase in money market, NOW and savings deposits, and a 54% increase in demand deposits. Core deposits, which excludes brokered deposits, as a percentage of total deposits were 76%, compared to 78% in the first quarter of 2011 and 68% in the second quarter of 2010.
Shareholders’ equity decreased $1.2 million to $173.6 million compared to $174.8 million at March 31, 2011, primarily resulting from the second quarter 2011 net loss of $3.1 million. Shareholders’ equity increased $126.9 million compared to the second quarter of 2010 as a result of the August 2010 common stock offering. Tangible common equity as a percentage of tangible assets was 28.43%, a slight increase from 27.81% at March 31, 2011, and an increase compared to 9.56% at June 30, 2010. Tier 1 leverage ratio was 27.07%, a slight decrease from 28.36% at March 31, 2011.
During the first quarter, and as contemplated in the equity offering, 568,260 shares of restricted stock were issued, but will not vest until the Company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each at $8.125, $9.10 and $10.40 per share, respectively). Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.
*     *     *     *     *     *     *
Conference Call
A conference call will be held at 8:30 a.m., ET this morning (July 28, 2011). The conference call can be accessed by dialing (877) 317-6789 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”
A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed one hour after the call through May 13, 2011, by dialing (877) 344-7529, conference number 450459.
About Park Sterling Corporation

Park Sterling Corporation is the holding company for Park Sterling Bank, headquartered in Charlotte, North Carolina. The Bank’s primary focus is to provide banking services to small and mid-sized businesses, owner-occupied and income producing real estate owners, professionals and consumers doing business or residing within its target markets. Park Sterling Bank is committed to building a banking franchise across the Carolinas and Virginia that is noted for sound risk management, superior customer service and exceptional client relationships. For more information, visit www.parksterlingbank.com. Park Sterling’s shares are traded on NASDAQ under the symbol PSTB.
Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value and related ratios, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including expectations regarding the proposed merger with Community Capital Corporation (“Community Capital”), the general business strategy of engaging in bank mergers, organic growth and anticipated asset size, anticipated loan growth, refinement of the loan loss allowance methodology, recruiting of key leadership positions, decreases in construction and development loans and other changes in loan mix, changes in deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, credit trends and conditions, including loan losses, allowance, charge-offs, delinquency trends and nonperforming loan and asset levels, residential sales activity and other similar matters. These statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to management at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC: failure of Community Capital’s shareholders to approve the merger; failure to realize synergies and other financial benefits from the proposed merger within the expected time frame; increases in expected costs or difficulties related to integration of the Community Capital merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of our allowance; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting and the impact on Park Sterling’s financial statements; Park Sterling’s ability to attract new employees; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
Additional Information About The Merger And Where You Can Find It
In connection with the proposed merger between Park Sterling and Community Capital Corporation (“Community Capital”), Park Sterling has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a preliminary Proxy Statement of Community Capital that also constitutes a Prospectus of Park Sterling, as well as other relevant documents concerning the proposed transaction. Once the Registration Statement is declared effective by the SEC, Community Capital will mail a definitive Proxy Statement/Prospectus to its shareholders. Shareholders are strongly urged to read the Registration Statement including the preliminary Proxy Statement/Prospectus regarding the proposed merger filed with the SEC, and other relevant documents that will be filed with the SEC, as well as any amendments or supplements to those documents (including the definitive Proxy Statement/Prospectus) as they become available, because they will contain important information regarding the proposed merger.
A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park Sterling and Community Capital, may be obtained after their filing at the SEC’s Internet site (http://www.sec.gov). In addition, free copies of documents filed with the SEC may be obtained on the respective websites of Park Sterling and Community Capital at www.parksterlingbank.com and www.capitalbanksc.com.
This communication does not constitute an offer to buy, or a solicitation to sell, shares of any security or the solicitation of any proxies from the shareholders of Park Sterling or Community Capital.

Participants in the Solicitation
Park Sterling and Community Capital and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Community Capital’s shareholders in connection with the proposed merger. Information about the directors and executive officers of Park Sterling and Community Capital and information about other persons who may be deemed participants in this solicitation will be included in the Proxy Statement/Prospectus. Information about Park Sterling’s executive officers and directors can be found in Park Sterling’s definitive proxy statement in connection with its 2011 Annual Meeting of Shareholders filed with the SEC on April 12, 2011. Information about Community Capital’s executive officers and directors can be found in Community Capital’s Amendment No.1 to its Annual Report on Form 10-K/A filed with the SEC on April 26, 2011.
###
For additional information contact:
David Gaines
Chief Financial Officer
(704) 716-2134
dgaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010 *	2010	2010
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

Interest income
Loans, including fees	$4,450	$4,758	$4,984	$4,963	$5,169
Federal funds sold	33	30	46	42	9
Taxable investment securities	684	681	587	370	285
Tax-exempt investment securities	181	171	160	161	160
Interest on deposits at banks	11	14	16	23	15

Total interest income	5,359	5,654	5,793	5,559	5,638

Interest expense
Money market, NOW and savings deposits	176	141	132	104	89
Time deposits	1,080	1,226	1,435	1,490	1,460
Short-term borrowings	1	—	1	1	3
Long-term borrowings	141	141	140	144	141
Subordinated debt	189	190	188	190	189

Total interest expense	1,587	1,698	1,896	1,929	1,882

Net interest income	3,772	3,956	3,897	3,630	3,756
Provision for loan losses	3,245	4,462	8,237	6,143	1,094

Net interest income (loss) after provision	527	(506)	(4,340)	(2,513)	2,662
Total noninterest income	44	72	43	26	24
Noninterest expenses
Salaries and employee benefits	2,975	2,507	2,114	1,777	1,299
Occupancy and equipment	301	256	250	236	224
Advertising and promotion	87	38	50	84	96
Legal and professional fees	1,205	307	208	78	83
Deposit charges and FDIC insurance	196	287	185	184	182
Data processing and outside service fees	128	123	109	109	100
Directors fees	45	41	182	164	47
Net cost of operation of other real estate	93	235	16	120	239
Other noninterest expense	444	440	434	238	207

Total noninterest expenses	5,474	4,234	3,548	2,990	2,477

Income (loss) before income taxes	(4,903)	(4,668)	(7,845)	(5,477)	209
Income tax expense (benefit)	(1,789)	(1,781)	(3,324)	(1,809)	36

Net income (loss)	$(3,114)	$(2,887)	$(4,521)	$(3,668)	$173

Earnings (loss) per share, fully diluted	$(0.11)	$(0.10)	$(0.16)	$(0.23)	$0.03
Weighted average diluted shares	28,051,098	28,051,098	28,051,098	15,998,924	4,951,098

*	Derived from audited financial statements.

PARK STERLING CORPORATION
CONDENSED INCOME STATEMENT
SIX MONTH RESULTS
($ in thousands, expect per share amounts)

	June 30,	June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$9,208	$10,312
Federal funds sold	63	18
Taxable investment securities	1,365	611
Tax-exempt investment securities	352	320
Interest on deposits at banks	25	28

Total interest income	11,013	11,289

Interest expense
Money market, NOW and savings deposits	317	172
Time deposits	2,306	2,944
Short-term borrowings	1	8
FHLB advances	282	279
Subordinated debt	379	379

Total interest expense	3,285	3,782

Net interest income	7,728	7,507
Provision for loan losses	7,707	2,625

Net interest income (loss) after provision	21	4,882
Total noninterest income	116	62
Noninterest expenses
Salaries and employee benefits	5,482	2,551
Occupancy and equipment	557	430
Advertising and promotion	125	153
Legal and professional fees	1,512	159
Deposit charges and FDIC insurance	483	358
Data processing and outside service fees	251	193
Directors fees	86	47
Net cost of operation of other real estate	328	275
Other noninterest expense	884	353

Total noninterest expenses	9,708	4,519

Income (loss) before income taxes	(9,571)	425
Income tax expense (benefit)	(3,570)	95

Net income (loss)	$(6,001)	$330

Earnings (loss) per share, fully diluted	$(0.21)	$0.07
Weighted average diluted shares	28,051,098	4,951,098

*	Derived from audited financial statements.

PARK STERLING CORPORATION
CONDENSED BALANCE SHEETS
($ in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010 *	2010	2010
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$14,349	$54,192	$2,433	$11,591	$7,785
Interest earning balances at banks	8,571	3,796	5,040	5,859	2,290
Investment securities available-for-sale	146,734	112,273	140,590	115,357	40,289
Federal funds sold	44,060	57,525	57,905	96,560	30,860
Loans held for sale	1,600	—	—	—	—
Loans	380,365	388,187	399,829	397,658	399,376
Allowance for loan losses	(11,277)	(11,768)	(12,424)	(13,150)	(8,974)

Net loans	369,088	376,419	387,405	384,508	390,402

Other real estate owned	3,470	1,565	1,246	1,441	534
Other assets	22,796	22,646	21,489	17,314	16,201

Total assets	$610,668	$628,416	$616,108	$632,630	$488,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand noninterest-bearing	$42,156	$37,098	$36,333	$30,468	$27,316
Money market, NOW and savings	110,874	107,186	71,666	72,639	62,568
Time deposits	250,876	277,228	299,821	314,042	321,899

Total deposits	403,906	421,512	407,820	417,149	411,783

Short-term borrowings	1,661	1,213	874	1,100	1,762
FHLB advances	20,000	20,000	20,000	20,000	20,000
Subordinated debt	6,895	6,895	6,895	6,895	6,895
Accrued expenses and other liabilities	4,622	4,026	3,418	3,639	1,231

Total liabilities	437,084	453,646	439,007	448,783	441,671

Stockholders’ equity:
Common stock	28,619	28,619	130,438	130,438	23,023
Additional paid-in capital	159,890	159,367	57,102	56,778	23,687
Accumulated deficit	(15,502)	(12,388)	(9,501)	(4,981)	(1,313)
Accumulated other comprehensive income	577	(828)	(938)	1,612	1,293

Total stockholders’ equity	173,584	174,770	177,101	183,847	46,690

Total liabilities and stockholders’ equity	$610,668	$628,416	$616,108	$632,630	$488,361

Common shares issued and outstanding	28,619,358	28,619,358	28,051,098	28,051,098	4,951,098

*	Derived from audited financial statements.
PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010 *	2010	2010
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$45,056	$48,107	$48,401	$47,166	$45,461
Commercial real estate — owner-occupied	61,878	52,764	55,089	51,779	52,347
Commercial real estate — investor income producing	111,349	113,612	110,407	101,359	103,766
Acquisition, construction and development	64,662	75,977	87,846	100,522	106,513
Other commercial	6,840	5,232	3,225	2,866	585

Total commercial loans	289,785	295,692	304,968	303,692	308,672

Consumer:
Residential mortgage	21,767	25,034	21,716	20,920	20,910
Home equity lines of credit	56,481	53,725	56,968	58,115	54,982
Residential construction	6,048	7,018	9,051	8,616	8,562
Other loans to individuals	6,494	6,811	7,245	6,413	6,350

Total consumer loans	90,790	92,588	94,980	94,064	90,804

Total loans	380,575	388,280	399,948	397,756	399,476
Deferred fees	(210)	(93)	(119)	(98)	(100)

Total loans, net of deferred fees	$380,365	$388,187	$399,829	$397,658	$399,376

*	Derived from audited financial statements.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010 *	2010	2010
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Beginning of period allowance	$11,768	$12,424	$13,150	$8,974	$8,380
Provision for loan losses	3,245	4,462	8,237	6,143	1,094
Loans charged-off	4,096	5,581	9,000	1,986	502
Recoveries of loans charged-off	360	463	37	19	2

End of period allowance	11,277	11,768	12,424	13,150	8,974

Net loans charged-off	$3,736	$5,118	$8,963	$1,967	$500
Annualized net charge-offs	3.93%	5.27%	8.97%	1.98%	0.50%
PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS

	June 30, 2011			June 30, 2010
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans with fees (1)	$385,893	$4,450	4.63%	$400,076	$5,169	5.18%
Fed funds sold	56,611	33	0.23%	16,813	9	0.21%
Taxable investment securities	117,414	684	2.33%	28,093	285	4.06%
Tax-exempt investment securities	15,988	181	4.53%	14,253	160	4.49%
Other interest-earning assets	6,248	11	0.71%	4,932	15	1.22%

Total interest-earning assets	582,154	5,359	3.69%	464,167	5,638	4.87%

Allowance for loan losses	(11,684)			(8,463)
Cash and due from banks	29,415			8,014
Premises and equipment	4,705			4,621
Other assets	17,689			9,917

Total assets	$622,279			$478,256

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Interest-bearing demand	$11,968	$4	0.13%	$11,113	$2	0.07%
Savings and money market	95,548	172	0.72%	45,053	87	0.77%
Time deposits — core	169,072	644	1.53%	181,574	874	1.93%
Time deposits — brokered	99,553	436	1.76%	132,394	586	1.78%

Total interest-bearing deposits	376,141	1,256	1.34%	370,134	1,549	1.68%
Federal Home Loan Bank advances	20,000	141	2.83%	20,000	141	2.83%
Other borrowings	8,376	190	9.10%	12,166	192	6.33%

Total borrowed funds	28,376	331	4.68%	32,166	333	4.15%

Total interest-bearing liabilities	404,517	1,587	1.57%	402,300	1,882	1.88%

Net interest rate spread		3,772	2.12%		3,756	3.00%

Noninterest-bearing demand deposits	39,711			28,939
Other liabilities	2,985			255
Stockholders’ equity	175,066			46,762

Total liabilities and equity	$622,279			$478,256

Net interest margin			2.60%			3.25%

(1)	Average loan balances include nonaccrual loans.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010 *	2010	2010
	Unaudited	Unaudited		(Unaudited)	(Unaudited)
ASSET QUALITY
Nonaccrual loans	$25,565	$34,027	$40,911	$10,043	$6,534
Troubled debt restructuring	2,002	1,198	1,198	3,314	2,271
Nonperforming loans	27,566	35,225	42,109	13,357	8,805
OREO	3,470	1,565	1,246	1,441	534
Loans held for sale	1,600	—	—	—	—
Nonperforming assets	32,637	36,790	43,356	14,797	9,339
Past due 30-59 days (and still accruing)	—	3,469	—	6,599	343
Past due 60-89 days (and still accruing)	—	—	—	660	1,778
Past due 90 days plus (and still accruing)	—	—	—	—	—
Nonperforming loans to total loans	7.25%	9.07%	10.53%	3.36%	2.20%
Nonperforming assets to total assets	5.34%	5.85%	7.04%	2.34%	1.91%
Allowance to total loans	2.96%	3.03%	3.11%	3.31%	2.25%
Allowance to nonperforming loans	40.91%	33.41%	29.50%	98.45%	101.92%
Allowance to nonperforming assets	34.55%	31.99%	28.66%	88.87%	96.09%

CAPITAL
Book value per share	$6.19	$6.23	$6.31	$6.55	$9.43
Tangible book value per share	$6.19	$6.23	$6.31	$6.55	$9.43
Common shares outstanding	28,619,358	28,619,358	28,051,098	28,051,098	4,951,098
Dilutive common shares outstanding	28,051,098	28,051,098	28,051,098	28,051,098	4,951,098

Tier 1 capital	$166,762	$170,956	$173,395	$182,234	$44,262
Tier 2 capital	12,143	12,035	12,373	12,280	12,167
Total risk based capital	178,905	182,991	185,768	194,514	56,429

Tier 1 ratio	40.30%	42.25%	40.20%	43.09%	10.59%
Total risk based capital ratio	43.23%	45.23%	43.07%	45.99%	13.50%
Tier 1 leverage ratio	27.07%	28.36%	27.39%	32.80%	9.26%
Tangible common equity to tangible assets	28.43%	27.81%	28.75%	29.06%	9.56%

LIQUIDITY
Net loans to total deposits	91.38%	89.30%	94.99%	92.18%	94.81%
Liquidity ratio	53.09%	53.99%	50.48%	54.99%	19.56%
Equity to Total Assets	28.43%	27.81%	28.75%	29.06%	9.56%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	-2.00%	-1.93%	-2.81%	-2.64%	0.14%
Return on Average Equity	-7.12%	-6.60%	-9.75%	-12.80%	1.48%
Net interest margin (tax equivalent)	2.60%	2.76%	2.52%	2.74%	3.25%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	n/a	-1.46%	n/a	n/a
Return on Average Equity	n/a	n/a	-8.00%	n/a	n/a
Net interest margin (tax equivalent)	n/a	n/a	2.95%	n/a	n/a

*	Derived from audited financial statements.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands)

	June	March	December	September 30,	June 30,
	2011	2011	2010 *	2010	2010
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Tangible assets
Total assets	$610,668	$628,416	$616,108	$632,630	$488,361
Less: intangible assets	—	—	—	—	—

Tangible assets	$610,668	$628,416	$616,108	$632,630	$488,361

Tangible common equity
Total common equity	$173,584	$174,770	$177,101	$183,847	$46,690
Less: intangible assets	—	—	—	—	—

Tangible common equity	$173,584	$174,770	$177,101	$183,847	$46,690

Tangible book value per share
Issued and outstanding shares	28,619,358	28,619,358	28,051,098	28,051,098	4,951,098
Add: dilutive stock options	—	—	—	—	—
Deduct: nondilutive restricted awards	568,260	568,260	—	—	—

Period end dilutive shares	28,051,098	28,051,098	28,051,098	28,051,098	4,951,098

Tangible common equity	$173,584	$174,770	$177,101	$183,847	$46,690
Divided by: period end outstanding shares	28,051,098	28,051,098	28,051,098	28,051,098	4,951,098

Tangible common book value per share	$6.19	$6.23	$6.31	$6.55	$9.43

*	Derived from audited financial statements.